Exhibit 99.1

News Release

Rockwell Collins second quarter 2013 earnings per share increase 7%

•	Generated $134 million of higher operating cash flow through second quarter

CEDAR RAPIDS, Iowa (April 19, 2013) - Rockwell Collins, Inc. (NYSE: COL) today reported second quarter fiscal year 2013 earnings per share of $1.17, $0.08 higher than earnings per share of $1.09 in the prior year. The 7% increase in earnings per share was due to the favorable effect of the company's share repurchase program. Net income for the second quarter of 2013 was $161 million, the same as the second quarter last year.

For the second quarter of 2013, the company reported a 3% reduction in total sales to $1.13 billion with total segment operating earnings of $229 million, or 20.2 percent of sales. Total segment operating earnings and margin in the second quarter increased $5 million, or 100 basis points, to 21.7 percent of sales, when excluding the impact of $16 million in incremental compensation costs resulting from the favorable impact of the Federal R&D tax credit extension. Specifics are detailed in the Non-GAAP table at the end of this release.

Cash provided by operating activities for the first six months of 2013 totaled $179 million, an increase of $134 million compared to the $45 million reported last year. The improvement in cash from operations was primarily driven by improved inventory performance, lower tax payments and lower compensation payments.

"Second quarter results were consistent with our expectations and I continue to feel very good about the company's operating performance given the overall economic conditions and a dynamic defense market environment," said Rockwell Collins Chairman and Chief Executive Officer, Clay Jones. "Highlighting this performance was a 300% improvement in operating cash flow compared to last year and a second straight quarterly increase in core operating margins, despite declining sales."

Jones went on to state, "Fortunately, we included the impacts of sequestration in our original fiscal year guidance and, while the full impact is not yet known, our performance to date has allowed us to increase the revenue outlook for Government Systems. With the expected commercial revenue growth in the second half of the year, I have growing confidence in our ability to meet or exceed guidance projections."

Following is a discussion of fiscal year 2013 second quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2013 second quarter results as summarized below.

(dollars in millions)	Q2 FY13	Q2 FY12	Inc/(Dec)
Commercial Systems sales
Original equipment	$312	$289	8%
Aftermarket	223	220	1%
Wide-body in-flight entertainment	18	24	(25)%
Total Commercial Systems sales	$553	$533	4%

Operating earnings	$117	$112	4%
Operating margin rate	21.2%	21.0%	20 BPS

•	Sales to aircraft original equipment manufacturers increased from higher deliveries for the Boeing 787 and 737, and the Bombardier Global and Challenger aircraft.

•	Aftermarket sales increased from higher business jet retrofits, partially offset by lower air transport service and support and higher spares sales last year.

•
Operating earnings and margin increased primarily due to higher sales volume. Increased compensation costs were offset by lower company-funded research and development expense. Although company-funded research and development investment declined, total research and development investment, which includes pre-production engineering programs, increased $12 million driven by the Boeing 737 Max, Bombardier CSeries and Airbus A350 programs.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the second quarter of 2013 are summarized below.

(dollars in millions)	Q2 FY13	Q2 FY12	Inc/(Dec)
Government Systems sales
Avionics	$324	$365	(11)%
Communication products	152	154	(1)%
Surface solutions	57	58	(2)%
Navigation products	45	51	(12)%
Total Government Systems sales	$578	$628	(8)%

Operating earnings	$112	$128	(13)%
Operating margin rate	19.4%	20.4%	(100) BPS

•
Avionics sales decreased from lower sales for development programs, which are completing or transitioning to production, and reduced sales for Eurofighter and helmet mounted displays for various fixed wing aircraft.

•	Communication product sales declined due to lower satellite communication product sales, mostly offset by increased deliveries of JTRS Manpack radios.

•	Surface solutions sales declined primarily from development programs either completing or transitioning to production, offset by increased international sales of Firestorm targeting systems.

•	Navigation product sales declined due to fewer deliveries of Defense Advanced GPS Receiver products.

•
Operating earnings and margin decreased primarily due to lower sales, the absence of a favorable warranty adjustment recorded in the prior year and higher compensation costs, partially offset by the benefit from cost reduction actions and the completion of certain company-funded development programs.

Corporate and Financial Highlights

General corporate expenses not allocated to the company's business segments increased $4 million to $17 million primarily driven by increased compensation and pension expenses.

The company's effective income tax rate was 18.3% for the second quarter of 2013 compared to a rate of 24.4% for the same period last year. The lower tax rate was due to the retroactive extension of the Federal R&D tax credit, partially offset by the absence of a favorable adjustment in the prior year related to the completion of certain IRS tax audits. This net tax benefit was offset by incremental compensation costs included in profit before tax. For a reconciliation of the net income and earnings per share impacts of these items, see the Non-GAAP table at the end of this press release.

During the second quarter of 2013, the company repurchased 1.4 million shares of common stock at a total cost of $84 million. In February of 2013, the company's Board of Directors authorized an additional $500 million in share repurchases. The company also paid a dividend on its common stock of 30 cents per share, or $41 million, in the second quarter of 2013.

Rockwell Collins today announced that Chairman and CEO Clay Jones, 64, has informed the company’s board of directors of his plans to retire as CEO effective July 31, after almost 34 years of service. Rockwell Collins President Kelly Ortberg, 52, is expected to succeed Jones as CEO at that time. Jones will remain on the company’s board of directors as non-executive chairman.

Fiscal Year 2013 Outlook

Total research & development investment guidance was lowered to align our spend profile for certain customer-funded and pre-production engineering programs. We now anticipate pre-production engineering investment to increase by about $170 million in fiscal year 2013.

The following table is a complete summary of the company's updated fiscal year 2013 financial guidance:

•	Total sales	$4.6 billion to $4.7 billion
•	Total segment operating margins	21% to 22%
•	Earnings per share	$4.45 to $4.65
•	Cash flow from operations	$500 million to $600 million
•	Total research & development investment	About $950 million (from about $1.0 billion)
•	Capital expenditures	About $140 million
•	Full year income tax rate	About 27%

Business Highlights

Rockwell Collins' rudder/brake pedal assembly selected by Airbus for the A350 XWB aircraft
Rockwell Collins announced it has been selected by Airbus to provide the rudder/brake pedal assembly for the A350 XWB family of aircraft. Rockwell Collins-supplied products and solutions for the A350 XWB, including the aircraft’s communications, information management, landing and navigation systems, are valued at $2.5 billion over the life of the program.

Rockwell Collins’ Head-up Guidance System selected by China Eastern and Okay Airways for their 737 aircraft
Rockwell Collins was selected to provide their Head-up Guidance System (HGS) by China Eastern Airlines for 58 new Boeing Next-Generation 737 aircraft. Deliveries are expected to begin in 2013. Additionally, Rockwell Collins was selected to provide HGS for Okay Airways for 10 new Boeing Next-Generation 737 aircraft. Deliveries are expected to begin in 2014.

Rockwell Collins selected by Piaggio Aero to develop integrated avionics system for its Multirole Patrol Aircraft
Rockwell Collins announced that it has been selected by Piaggio Aero to develop an integrated avionics system with touch-control flight displays for the Piaggio Aero Multirole Patrol Aircraft.

Rockwell Collins was awarded a contract to continue GPS cost savings program
Rockwell Collins was awarded a $3.2 million Technology Investment Agreement to continue the next phase of a joint investment agreement for the Low Cost Military GPS program.

South African Airways selected Rockwell Collins’ full avionics suite and SATCOM
South African Airways will be featuring a full suite of Rockwell Collins’ communications, surveillance and navigation avionics on 20 new Airbus A320 aircraft. The selection includes Rockwell Collins’ MultiScan™ Threat Detection System, GLU-925 Multi-Mode Receiver (MMR), and Iridium SATCOM system. Deliveries are scheduled to begin later this year.
The airline also plans to retrofit MultiScan on its current fleet of eleven A319 aircraft.

Rockwell Collins conducted a successful Critical Design Review for CRIIS program
Rockwell Collins conducted a successful Critical Design Review with the U.S. Air Force, and has been approved to begin the integration, test, and pre-production phase of the Common Range Integrated Instrumentation System (CRIIS) program. Rockwell Collins is the prime contractor and systems integrator for the next-generation military test range system that will replace the Advanced Range Data System currently in use at major U.S. military test ranges. CRIIS will support weapon system testing for a variety of platforms, including advanced aircraft, and could also support testing of ships, helicopters, unmanned aerial vehicles and ground vehicles. The program fulfills critical Department of Defense requirements to provide Time, Space, Position Information, additional platform test data, and employs a more robust, spectrally efficient data link capable of multiple levels of encryption.

Rockwell Collins successfully completed the Critical Design Review for KC-390 program
Rockwell Collins achieved its most significant milestone yet for the KC-390 program with the completion of a successful Critical Design Review at the Embraer facility in São José dos Campos, Brazil in February.

Rockwell Collins completed first HH-60G Avionics Communication Suite Upgrade
Rockwell Collins installed next generation ARC-210 Gen5 radios on an initial HH-60G Combat Search and Rescue helicopter for the U.S. Air Force Air National Guard, a key milestone in the HH-60G Avionics Communications Suite Upgrade Program. The modification included installing four ARC-210 Gen5 receiver-transmitters on the aircraft, which provide a form and fit replacement for existing ARC-210 radios currently installed on more than 180 different platform types in 45 countries worldwide.

Rockwell Collins signed comprehensive service agreement with Emirates
Rockwell Collins signed a five-year service agreement with Dubai-based Emirates Airline for maintenance, repair and overhaul of Rockwell Collins avionics on Emirates’ fleet.

Conference Call and Webcast Details

Rockwell Collins Chairman and CEO, Clay Jones, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 19, 2013. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through June 19, 2013.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 19,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011; the discontinuance of support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers, including our collective bargaining agreements set to expire in May 2013; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2013	2012	2013	2012
Sales
Government Systems	$578	$628	$1,124	$1,211
Commercial Systems	553	533	1,069	1,044
Total sales	$1,131	$1,161	$2,193	$2,255

Segment operating earnings
Government Systems	$112	$128	$219	$245
Commercial Systems	117	112	223	213
Total segment operating earnings	229	240	442	458

Interest expense	(8)	(7)	(14)	(13)
Stock-based compensation	(7)	(7)	(13)	(13)
General corporate, net	(17)	(13)	(30)	(25)
Income before income taxes	197	213	385	407
Income tax expense	(36)	(52)	(92)	(116)

Net income	$161	$161	$293	$291

Diluted earnings per share	$1.17	$1.09	$2.10	$1.95

Weighted average diluted shares outstanding	137.8	147.6	139.3	149.4

The following tables summarize sales by product category for the three and six months ended March 31, 2013 and 2012 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2013	2012	2013	2012
Government Systems sales:
Avionics	$324	$365	$639	$689
Communication products	152	154	285	298
Surface solutions	57	58	107	118
Navigation products	45	51	93	106
Total Government Systems sales	$578	$628	$1,124	$1,211

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$154	$141	$294	$265
Aftermarket	117	122	229	242
Wide-body in-flight entertainment	18	24	45	49
Total air transport aviation electronics	289	287	568	556

Business and regional aviation electronics:
Original equipment	158	148	300	289
Aftermarket	106	98	201	199
Total business and regional aviation electronics	264	246	501	488
Total Commercial Systems sales	$553	$533	$1,069	$1,044

Commercial Systems sales:
Total original equipment	$312	$289	$594	$554
Total aftermarket	223	220	430	441
Wide-body in-flight entertainment	18	24	45	49
Total Commercial Systems sales	$553	$533	$1,069	$1,044

The following table summarizes total Research & Development Investment by segment and funding type for the three and six months ended March 31, 2013 and 2012 (unaudited, dollars in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2013	2012	2013	2012
Research and Development Investment:
Customer-funded:
Government Systems	$101	$112	$199	$220
Commercial Systems	25	20	47	41
Total Customer-funded	126	132	246	261

Company-funded:
Government Systems	19	22	36	43
Commercial Systems	52	60	106	119
Total Company-funded	71	82	142	162
Total Research and Development Expense	197	214	388	423

Increase in Pre-production Engineering Costs, Net	40	31	76	56
Total Research and Development Investment	$237	$245	$464	$479

Percent of Total Sales	21.0%	21.1%	21.2%	21.2%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2013	September 30, 2012
Assets
Cash and cash equivalents	$337	$335
Receivables, net	954	971
Inventories, net (1)	1,444	1,332
Current deferred income taxes	32	58
Other current assets	107	91
Total current assets	2,874	2,787

Property	758	773
Goodwill	778	780
Intangible assets	289	291
Long-term deferred income taxes	429	455
Other assets	225	228
Total assets	$5,353	$5,314

Liabilities and equity
Short-term debt	$588	$—
Accounts payable	394	475
Compensation and benefits	275	269
Advance payments from customers	323	288
Accrued customer incentives	169	174
Product warranty costs	121	126
Other current liabilities	90	108
Total current liabilities	1,960	1,440

Long-term debt, net	570	779
Retirement benefits	1,547	1,693
Other liabilities	151	138
Equity	1,125	1,264
Total liabilities and equity	$5,353	$5,314

(1) Inventories, net is comprised of the following:

	March 31, 2013	September 30, 2012
Inventories, net:
Production inventory	$799	$763
Pre-production engineering costs	645	569
Total inventories, net	$1,444	$1,332

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	March 31
	2013	2012
Operating Activities:
Net income	$293	$291
Adjustments to arrive at cash provided by operating activities:
Depreciation	61	58
Amortization of intangible assets and pre-production engineering costs	27	26
Stock-based compensation expense	13	13
Compensation and benefits paid in common stock	29	35
Excess tax benefit from stock-based compensation	(3)	(7)
Deferred income taxes	39	59
Pension plan contributions	(117)	(118)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	2	80
Production inventory	(63)	(139)
Pre-production engineering costs	(88)	(63)
Accounts payable	(46)	(66)
Compensation and benefits	7	(74)
Advance payments from customers	37	—
Accrued customer incentives	9	23
Product warranty costs	(5)	(21)
Income taxes	6	(38)
Other assets and liabilities	(22)	(14)
Cash Provided by Operating Activities	179	45

Investing Activities:
Property additions	(61)	(69)
Proceeds from disposition of property	—	2
Acquisition of intangible assets	(1)	(1)
Other investing activities	—	(4)
Cash Used for Investing Activities	(62)	(72)

Financing Activities:
Purchases of treasury stock	(437)	(502)
Cash dividends	(83)	(71)
Increase in short-term commercial paper borrowings, net	385	97
Increase in long-term borrowings	—	247
Proceeds from the exercise of stock options	19	16
Excess tax benefit from stock-based compensation	3	7
Cash Used for Financing Activities	(113)	(206)

Effect of exchange rate changes on cash and cash equivalents	(2)	—

Net Change in Cash and Cash Equivalents	2	(233)
Cash and Cash Equivalents at Beginning of Period	335	530
Cash and Cash Equivalents at End of Period	$337	$297

ROCKWELL COLLINS, INC.
Non-GAAP Financial Information

The Non-GAAP information included in this press release is believed to be useful to an investor's understanding and assessment of our on-going operations. The Non-GAAP information is found in the second paragraph and in the "Corporate and Financial highlights" section of this press release. The company does not intend for the Non-GAAP information to be considered in isolation or as a substitute for the related GAAP measures. The Non-GAAP information is intended to clarify the impact that incremental compensation costs and certain tax-related items had on our year-over-year comparative results, as detailed in the table below (unaudited, in millions, except per share amounts):

	Three Months Ended
	March 31, 2013		March 31, 2012
	Net Income	EPS	Net Income	EPS
Net income and Earnings per Share, as reported	$161	$1.17	$161	$1.09
Less: Benefit in income taxes from Federal R&D Tax Credit	(31)	(0.22)	(1)	(0.01)
Less: Benefit in income taxes from completion of certain tax audits	—	—	(19)	(0.13)
Add: Incremental compensation costs, net of tax[1]	12	0.09	—	—
Net income and Earnings Per Share, as adjusted	$142	$1.04	$141	$0.95

	Three Months Ended March 31
	2013	2012
Government Systems segment operating earnings	$112	$128
Commercial Systems segment operating earnings	117	112
Total segment operating earnings, as reported	229	240
Total segment operating earnings, as a percentage of sales	20.2%	20.7%

Add: Pre-tax incremental compensation costs[1]	16	—
Adjusted total segment operating earnings	$245	$240
Adjusted total segment operating earnings, as a percentage of sales	21.7%	20.7%

1 During the three months ended March 31, 2013, net income included a $12 million adjustment ($19 million pre-tax) for incremental compensation costs. $16 million of the pre-tax adjustment was recorded within segment operating earnings and $3 million was recorded within general corporate, net expense. The higher payouts we now expect to make to employees under incentive plans are due to the forecasted increase to earnings per share as a result of the Federal R&D tax credit extension.